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                                                                       EXHIBIT B

                      Letter Agreement Dated Jan. 17, 2000

                                January 17, 2000



CGW Southeast Partners IV, L.P.
Twelve Piedmont Center
Suite 210
Atlanta, GA 30305

Attention:        Mr. Bart McLean

Gentlemen:

                  We have been discussing a transaction in which CBP Holdings, Inc., a newly-formed entity (the "Issuer") to be initially capitalized by Citicorp Venture Capital, Ltd. (together with one or more of its affiliates or associates, "CVC") and CGW Southeast Partners IV, L.P. ("CGW" or "you"), will indirectly acquire (the "Acquisition") 100% of the outstanding stock of Cameron Ashley Building Products, Inc. ("Cameron Ashley") from the holders thereof. In consideration for our mutual commitment to invest $25.5 million each in the Issuer on the terms and conditions set forth in this letter agreement and to proceed further to consummate the Acquisition, we hereby agree as follows:

                  1. EXCLUSIVITY. In consideration of our mutual agreement to consummate the Acquisition on terms substantially consistent with those set forth in the term sheet attached hereto as Exhibit A, (i) you hereby agree that, without the prior written consent of CVC, neither you nor any of your affiliates will be involved in the consummation of the Acquisition, or enter into any transaction related to the Acquisition (including without limitation any debt or equity financing thereof), except in conjunction with CVC in a manner substantially consistent with the terms set forth in the attached Exhibit A, and
(ii) CVC hereby agrees that, without your prior written consent, it will not be involved in the consummation of the Acquisition, or enter into any transaction related to the Acquisition (including without limitation any debt or equity financing thereof), except in conjunction with you in a manner substantially consistent with the terms set forth in the attached Exhibit A. Notwithstanding the foregoing, if CGW has complied with the terms and conditions of this letter agreement and (x) CVC elects not to fulfill its obligation hereunder because a condition precedent to such obligation contained herein has not been satisfied, or (y) CVC breaches the terms and conditions of this letter agreement, CGW may provide the entire equity financing necessary to consummate the Acquisition or
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introduce another provider of equity financing to the Acquisition in order to consummate the Acquisition.

                  2. CONDITIONS. The obligation of each of CVC and CGW hereunder would be subject to the following conditions: (i) execution of mutually acceptable equity documents and related documents, including, but not limited to, a Stockholders Agreement, Registration Rights Agreement, and Securities Purchase Agreements; (ii) receipt of any governmental or other regulatory consents, approvals or licenses required to consummate the Acquisition; and
(iii) receipt of the cash proceeds of financing necessary to consummate the Acquisition and provide for the ongoing working capital needs of Cameron Ashley and satisfaction of all other closing conditions contained in the Agreement and Plan of Merger, dated as of January 17, 2000, by and among the Issuer, CBP Acquisition Corp., and certain other parties thereto (the "Merger Agreement").

                  3. ADDITIONAL AGREEMENTS. In addition to the other agreements set forth herein, each of CVC and CGW hereby agree that (i) CGW shall cooperate with CVC with respect to providing any information needed by CVC to prepare any reports or documents required to be filed by either party with the Small Business Administration shall be mutually consistent in form and substance, and
(ii) neither party shall, without the consent of the other party hereto, (A) amend, or cause to be amended, the terms of the Merger Agreement, (B) enter into any other agreement with respect to the Acquisition, including, without limitation, the debt and equity financing arrangements of the Acquisition, (C) waive any condition contained in the Merger Agreement or in any other document related to the Merger Agreement or the Acquisition, (D) introduce any provider of debt or equity financing to the Acquisition, other than (w) the parties hereto, (x) Fleet Capital Corporation and Fleet Robertson Stephens, Inc., (y) J.H. Whitney Mezzanine Fund, L.P. and its syndicate members, and (z) as provided pursuant to the terms and conditions of this letter agreement, or (E) issue any press release, make any public announcement, or file any document regarding the Acquisition with any governmental authority or regulatory body.

                  4. COMMERCIALLY REASONABLE EFFORTS. Each of CVC and CGW hereby agrees that, until such time as this letter agreement has terminated in accordance with the terms and conditions of paragraph 6 hereof, it will use commercially reasonable efforts and negotiate in good faith in order to effectuate the Acquisition on terms substantially consistent with those set forth in the attached Exhibit A.

                  5. CONFIDENTIALITY. Each of CVC and CGW agrees that neither it not any of their affiliates, directors, officers, agents, representatives or other employees shall make any public announcement with respect to this letter agreement or the transactions contemplated hereby, or disclose the terms or existence of this letter agreement to any third party (other than to their
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respective advisors, representatives and agents, on a need-to-know basis, for purposes of evaluating and negotiating the transactions contemplated by this agreement) without the prior written consent of the other party.

                  6. TERMINATION. This letter agreement will automatically terminate and be of no further force and effect upon the earlier of: (i) mutual agreement of CVC and CGW; (ii) consummation of the Acquisition; and (iii) twelve
(12) months after the acceptance of this letter agreement by CGW; provided, that paragraphs 5 and 7 hereof shall survive any termination of this letter agreement. Notwithstanding anything in the previous sentence, the termination of this letter agreement shall not affect any rights any party has with respect to the breach of this letter agreement by another party hereto prior to such termination.

                  7. FEES AND EXPENSES. Costs and expenses incurred by each party in connection with this letter and the Acquisition shall be borne by the Issuer or Cameron Ashley pursuant to the terms of the Merger Agreement; provided, that any third party out-of-pocket expenses incurred by CVC or CGW prior to the consummation of the Acquisition shall be borne one-half by each party to the extent that such expenses are not recoverable from the Issuer or Cameron Ashley. CVC and CGW shall share equally any management fees and investment banking fees payable in respect of the Acquisition; provided, that CVC shall be entitled to direct the account and payees to which its portion of such fees are to be paid. CVC shall be entitled to receive 50% of any payments received by the Purchaser, net of out-of-pocket expenses incurred by the Purchaser, pursuant to the terms and conditions of the Merger Agreement.

                  8. GOVERNING LAW; MISCELLANEOUS. This letter agreement shall be governed by and construed in accordance with internal substantive laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of law or choice of law. This letter agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one agreement. The headings of the various sections of this letter agreement have been inserted for reference only and shall not be deemed to be a part of this letter agreement.

                                     * * * *
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CGW Southeast Partners IV, L.P.
January 17, 2000
Page 4

                  If you are in agreement with the terms set forth above and desire to proceed with the transactions contemplated hereby on that basis, please sign this letter agreement in the space provided below and return an executed copy to the attention of David F. Thomas or Michael Bradley at the above address no later than 5:00 p.m., New York time, on January 17, 2000.


                                Yours sincerely,

                                       CITICORP VENTURE CAPITAL, LTD.


                                       By:      /s/ Michael Bradley
                                               ------------------------
                                                Name:  Michael Bradley
                                                Title: Vice President


Accepted and Agreed to as of the date first above written.

CGW SOUTHEAST PARTNERS IV, L.P.

By:      CGW Southeast IV, LLC
By:      CGW, Inc., its Manager


By:      /s/ Bart McLean
         -----------------------
         Name:    Bart McLean
         Title:   Vice President




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EXHIBIT A



              ACQUISITION OF CAMERON ASHLEY BUILDING PRODUCTS, INC.
                     SUMMARY OF CERTAIN TERMS OF INVESTMENT


INVESTORS:                     Citicorp Venture Capital, Ltd. ("CVC") and CGW
                               Southeast Partners IV, L.P. ("CGW").

ISSUER:                        CBP Holdings, Inc., a Georgia corporation.

INVESTMENT:                    Each of CVC and CGW shall invest $25.5 million in
                               the Issuer in exchange for common and/or preferred equity securities of the Issuer. The terms of the Issuer's equity securities shall be mutually agreeable to each of CVC and CGW.

MANAGEMENT INVESTMENT:         Members of management of Cameron Ashley Building
                               Products, Inc. ("Cameron Ashley") will have the opportunity to invest an aggregate amount of at least $4.0 million in the Issuer in exchange for common and/or preferred equity securities of the Issuer. A percentage of the Issuer's total outstanding common equity securities will be reserved for issuance to members of Cameron
                               Ashley management in the form of restricted stock options (the "Stock Option Plan"). The ownership interest of each of CVC and CGW in the Issuer shall be diluted on a PRO RATA basis as a result of any issuances of equity securities by the Issuer to members of Cameron Ashley management, whether pursuant to the Stock Option Plan or otherwise.

SUBORDINATED LENDER WARRANTS:  In consideration for providing subordinated financing, J.H. Whitney Mezzanine Fund, L.P.
                               and/or one or more of its affiliates or
                               participants will receive warrants exercisable for up to 4.0% of the Issuer's
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CGW Southeast Partners IV, L.P.
January 17, 2000
Page 6

                               fully-diluted common equity securities (the
                               "Subordinated Warrants"). The issuance of such Subordinated Warrants shall dilute the ownership interest of each of CVC and CGW in the Issuer on a PRO RATA basis.

BOARD OF DIRECTORS:            To be composed of seven individuals as follows:
                               two (2) shall be designated by CGW; two (2) shall be designated by CVC; two (2) shall be senior members of management of Cameron Ashley Building
                               Products, Inc. ("Cameron Ashley"); and one (1) shall be an outside director to be agreed upon by CGW and CVC.

                               The Issuer shall not undertake certain specified actions without the consent of each of CGW and CVC.

EQUITY RIGHTS:                 Holders of the Issuer's equity securities
                               shall be entitled to mutually agreed upon tag-along rights and limited preemptive rights and shall be subject to drag along rights.

REGISTRATION RIGHTS:           Customary for transactions of this nature.

DOCUMENTATION:                 The funding of the Investment by each of CVC and
                               CGW shall be contingent upon the execution of mutually acceptable transaction documents, including, but not limited to, a Stockholders
                               Agreement, a Registration Rights Agreement, and
                               Securities Purchase Agreements.